Exhibit 10.12

CHAIRMAN EMERITUS AGREEMENT

THIS CHAIRMAN EMERITUS AGREEMENT (the “Agreement”) is made and entered into on the last date of the signatures set forth below, however effective as of April 26, 2018 (the “Effective Date”), by and between CrossFirst Bankshares, Inc., a Kansas corporation (the “Company”), and Ron Baldwin, (“Baldwin”).

RECITALS:

The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which Baldwin will serve as “Founder” and “Chairman Emeritus” of the Company during the term of this Agreement.

Certain rights described below may inure to the benefit of other companies affiliated with the Company by virtue of being controlled by the Company or under common control with the Company (“Affiliated Companies”).

This Agreement supersedes and replaces in its entirety the Employment Agreement between Baldwin and the Company, as successor to CrossFirst Holdings, LLC, dated May 1, 2015 (the “Prior Agreement”).

AGREEMENT:

The parties hereto, intending to be legally bound, do hereby agree as follows:

1.	POSITION AND DUTIES.

1.1   RESIGNATION. As of the Effective Date of this Agreement, Baldwin resigns all positions as an officer and director of the Company and any of the Affiliated Companies, expressly including his positions as a Director, Chairman, and Chief Executive Officer of the Company and as a Director and Chairman of CrossFirst Bank (the “Bank”). Baldwin agrees to take a sabbatical until and through August 31, 2018, during which such period Baldwin shall not perform any services under this Agreement.

1.2   POSITION AND TITLE. The Company hereby appoints Baldwin to serve as the Founder and Chairman Emeritus of the Company.

(a)   REPORTING AND AUTHORITY. Baldwin shall report to George Jones, or his successor, who serves as the Chairman of the Board of Directors of the Company (the “Chairman of the Board”). Baldwin’s duties hereunder shall be subject to the direction and discretion of, and at the request of, the Chairman of the Board or the designee of the Chairman of the Board and shall be consistent with Baldwin’s talents, skills and expertise.

(b)   PERFORMANCE OF DUTIES. Baldwin shall, to the best of his abilities, perform his duties in such capacity pursuant to this Agreement in compliance with applicable law, consistent with such direction as the Chairman of the Board provides to Baldwin from time to time, and in accordance with the Company’s policies and procedures as published from time to time. Baldwin shall devote adequate time to the performance of his duties to the Company under this Section 1.2. Baldwin shall not undertake any activities that conflict with or significantly detract from his duties to the Company. Baldwin may, during the Term, participate in speaking engagements and author a book regarding the history of the Company, in each case subject to the approval of the Chairman of the Board and subject to and as set forth in Section 5, and engage in other activities subject to and as set forth in Section 5.

(c)   LIMITS ON AUTHORITY. This Agreement does not grant Baldwin the right to any position on the Board of Directors of the Company, on the Board of Directors of any Affiliated Company, any committee of any of the foregoing nor grant the right to vote at a meeting of any of the foregoing or any other management position or authority within the Company.

1.3   ACCEPTANCE. Baldwin hereby accepts appointment by the Company as Chairman Emeritus in the capacity set forth in Section 1.2, above, and agrees to perform the duties of such position from and after the Effective Date of this Agreement in a diligent, efficient, trustworthy, and businesslike manner. Baldwin agrees that, to the best of Baldwin’s ability and experience, Baldwin at all times shall loyally and conscientiously discharge all of the duties and responsibilities imposed upon Baldwin pursuant to this Agreement.

1.4   TERM. This Agreement shall commence on the Effective Date and shall end on the fifth (5th) anniversary thereof, unless earlier terminated in accordance with Section 3 below (the “Term”)

1.5   LICENSE AGREEMENT. The Company acknowledges it has entered into a license agreement with Baldwin allowing the Company to utilize U.S. Trademark Registration No 4,334,938 for TRUST CHARACTER COMPETENCE COMMITMENT CONNECTION and Design, which is owned by Baldwin.

2.            RETAINER AND CERTAIN OTHER BENEFITS. The Company shall pay Baldwin for his services pursuant to this Agreement as follows:

2.1   RETAINER. The Company shall pay to Baldwin during the Term of this Agreement an annual retainer fee in the amount of Six Hundred Ninety-Seven Thousand Five Hundred Dollars ($697,500), less applicable tax and other withholdings (“Retainer”), payable in periodic installments in accordance with the Company’s regular payroll practices used for employee compensation as in effect from time to time. The Retainer shall not be subject to periodic increases.

2.2   BENEFITS.

(a)   FRINGE BENEFITS. Except as provided in this Section 2.2 below, Baldwin shall not be eligible to participate in any of the Company’s fringe benefit plans, including but not limited to, Group Health Insurance (medical, vision and dental), Long and Short Term Disability Insurance, and 401(k) plan.

(b)   TRANSFER OF TITLE TO COMPANY AUTOMOBILE AND UPGRADE ALLOWANCE. Concurrent with Baldwin’s execution of this Agreement, the Company will transfer to Baldwin title to that 2015 GMC Yukon XL currently in use by Baldwin for Company purposes (the “Automobile”). Baldwin shall thereafter be responsible for all expenses associated with the Automobile, including but not limited to all insurance, taxes and maintenance expenses, and none of such expenses shall be reimbursed by the Company. As of the Effective Date, the Company will also pay Baldwin $60,000, less all tax withholdings on such cash payment and all tax withholdings relating to the transfer of the Automobile, such funds eligible to be used by Baldwin for any purpose, including upgrading to a newer model of automobile.

(c)   OFFICE SPACE AND ADMINISTRATIVE ASSISTANCE. During the Term of this Agreement, the Company shall reimburse Baldwin up to $750 per month for the cost of obtaining office space for Baldwin’s use in a city where the Bank has a location, with such location of office space to be determined by the mutual agreement of the Chairman of the Board and Baldwin. In the event the Chairman of the Board and Baldwin are not able to agree on such location of office space for Baldwin’s use, the Company shall reimburse Baldwin up to $750 per month during the Term of this Agreement for the cost that he incurs obtaining office space for Baldwin’s use in a city where the Bank has a location, which is not otherwise occupied by the Company or the Bank. The Company shall have no obligation to provide office space for Baldwin’s use at any location of the Company or the Bank. During the Term of this Agreement, the Company shall also reimburse Baldwin up to $3,000 per month for Baldwin’s hiring of an administrative assistant, who is not otherwise employed by the Company or the Bank. In no event shall the assistant be an employee of the Company. Baldwin shall be responsible for all taxes, withholdings and employment-related liabilities associated with such assistant.

(d)   MEDICAL COVERAGE. Company will pay, until the earlier of (i) the expiration of the Baldwin’s 18-month COBRA period following the Effective Date and (ii) Baldwin’s and his spouse’s participation in Medicare, 100% of Baldwin’s monthly COBRA premium cost to remain covered under the Company’s or a Company Affiliate’s health, vision, and dental in effect as of the Effective Date. Following the expiration of the Company’s obligations to pay Baldwin’s monthly COBRA premium cost described in the immediately preceding sentence and ending at the end of the 60th month following the month in which the Effective Date occurs, the Company will reimburse Baldwin for all insurance premiums paid by Baldwin and his spouse relating to coverage under Medicare Part B. Such Medicare Part B reimbursements shall be made only after Baldwin timely submits proof of payment of such premiums and the Company will reimburse such payments within 10 days after such proof of payment of premiums is submitted.

(e)   COUNTRY CLUB MEMBERSHIPS. Without limiting Section 2.2(a), the Company shall have no obligation to pay for, or reimburse Baldwin for, the cost of any dues or expenses with respect to any country club membership.

2.3   REIMBURSEMENT OF EXPENSES. If approved in advance by the Chairman of the Board, the Company shall reimburse Baldwin for reasonable business expenses incurred by Baldwin in the performance of his duties under this Agreement, and, if so approved and incurred, Baldwin shall promptly provide itemized accountings and expense receipts to the Chairman of the Board.

2.4   STOCK-SETTLED STOCK APPRECIATION RIGHTS. Within ten (10) days of Baldwin’s execution of this Agreement, the Company shall grant to Baldwin an award of stock-settled stock appreciation rights (“SSARs”) relating to the Company’s common stock (“Shares”). The grant of SSARs will relate to 100,000 Shares and will have a per SSAR strike price of $28.50 and will become vested and exercisable over a five (5) year period (20,000 Shares each year on the anniversary date of the Effective Date) following the Effective Date of this Agreement, subject to Baldwin’s continued compliance with this Agreement. The SSARs, to the extent vested and exercisable, will remain exercisable until the earlier of (i) the fifth (5th) anniversary of the Effective Date of this Agreement, or (ii) one year following Baldwin’s death. Upon Baldwin’s exercise of one or more SSARs, the Company will deliver that number of Shares having a fair market value (based on the then most recent transactions relating to the Shares and as determined in good faith by the Company’s Board of Directors) equal to the difference between (a) the fair market value (based on the then most recent transactions relating to the Shares and as determined in good faith by the Company’s Board of Directors) of the Shares underlying the SSARs being exercised and (b) the aggregate SSAR strike price of the SSARs being exercised, less all amounts required to satisfy the Company’s tax withholding obligations.

2.5   VESTING AND PAYMENT OF CERTAIN OUTSTANDING BENEFIT RIGHTS AND EXTENSION OF STOCK APPRECIATION RIGHTS. Baldwin has been granted certain warrants and stock appreciation rights pursuant to various Company benefit plans, as listed on Schedule 1 to this Agreement. Notwithstanding any provision of any Company plan or award agreement to the contrary, (i) all Incentive Awards granted under the 2011 Equity Incentive Plan (the “Plan”) to Baldwin and still outstanding shall become fully vested and be cancelled in exchange for a payment of Company common stock having an aggregate value of $589,010 (reflecting the Company’s current share price of $28.50 and anticipated applicable tax withholdings), such payment equal to the amount eligible to be paid under such awards if performance had been achieved at “Target,” as defined in the Plan, and (ii) each outstanding Stock Appreciation Right (“SAR”) award granted under the Company’s 2011 Unit Appreciation Rights Plan shall become fully vested and be cancelled in exchange for a payment of Company common stock having an aggregate value of $852,635 (reflecting total intrinsic spread in the outstanding SARs based upon the Company’s current share price of $28.50 and anticipated applicable tax withholdings) (i.e., all outstanding SARs (not those granted pursuant to Section 2.4) will be net settled as of the Effective Date). Notwithstanding the foregoing, this Section 2.5 does not apply to the SSARs granted pursuant to Section 2.4. The warrants that Baldwin holds shall remain exercisable until the fifth (5th) anniversary of the Effective Date.

2.6   PARACHUTE PAYMENT. Notwithstanding any other provision of this Agreement, in the event any payments to be made to the Baldwin under this Agreement result in there being a “parachute payment” under Section 280G of the Internal Revenue Code (the “Code”), then such payments shall be reduced by the minimum amount necessary to avoid the imposition of the excise tax (“Excise Tax”) under Section 4999 of the Code, provided, however, that no such reduction in such payments shall be made if by not making such reduction, Baldwin’s Retained Amount (as hereinafter defined) would be greater than Baldwin’s Retained Amount if such payments are so reduced. All determinations required to be made under this Section 2.6 shall be made by the certified accounting firm engaged by the Company at such time (“Tax Counsel”), which determinations shall be conclusive and binding on Employee and the Company absent manifest error. All fees and expenses of Tax Counsel shall be borne solely by the Company. Prior to any reduction in such payments to Baldwin pursuant to this Section 2.6, Tax Counsel shall provide Baldwin and the Company with a report setting forth its calculations and containing related supporting information. In the event any such reduction is required, such payments shall be reduced in the following order: (i) any portion of such payments that ate not subject to Section 409A of the Code, and (ii) any payments that are subject to Section 409A of the Code in reverse order of payment. “Retained Amount” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of such payments net of all federal, state and local taxes imposed on Baldwin with respect thereto.

2.7   PAYMENTS CONTRARY TO LAW. Anything in the Agreement to the contrary notwithstanding, this Agreement is not intended and shall not be construed to require any payment to Baldwin which would violate any federal or state statute or regulation, including without limitation the “golden parachute payment regulations” of the Federal Deposit Insurance Corporation codified to Part 359 of title 12, Code of Federal Regulations; provided, however, the Company shall exercise commercially reasonable efforts to obtain the approval of the FDIC and any other applicable regulatory agency to make the payments provided herein or, to the extent that the regulatory agencies will not approve payment in full, such lesser portion as shall be acceptable to the regulatory agencies.

3.	TERMINATION

3.1   DEFINITIONS. For purposes of this Agreement, the term:

(a)   “DATE OF TERMINATION” shall mean the date specified in a Notice of Termination, (as defined below).

(b)   “DISABILITY” OR “DISABLED” shall mean Baldwin’s physical or mental impairment falls within the definition of “disability” as such term or any comparable term is defined in any Company-sponsored disability insurance policy (even though Baldwin is not covered thereunder). Baldwin covenants and agrees to submit to a reasonable physical examination by a licensed medical doctor acceptable to the Company for the purpose of evaluating whether Baldwin is Disabled. All determinations as to the date and extent of disability shall be made by the Board of Directors of the Company upon the basis of such evidence, as the Board of Directors deems necessary and desirable.

(c)   “NON-PERFORMANCE” shall mean the repeated failure by Baldwin to substantially perform his duties with the Company (other than any such failure resulting from Baldwin’s incapacity due to physical or mental illness), after a written notice for substantial performance is delivered to Baldwin by the Chairman of the Board, which notice specifically identifies the manner in which the Chairman of the Board believes that Baldwin has not substantially performed his duties and Baldwin fails to correct his performance to the satisfaction of the Chairman of the Board in his or her sole discretion within thirty (30) days following the delivery of the notice of substantial performance has been given to Baldwin.

(d)   “MISCONDUCT” shall mean Baldwin’s willfully engaging in conduct which would constitute grounds for immediate dismissal under the Company’s policies, expressly including the Company’s Code of Ethics, or is demonstrably and materially injurious to the Company, monetarily or otherwise, or the performance of duties or actions taken outside the permitted scope of duties described in Section 1.2. For purposes hereof, no act, or failure to act, on Baldwin’s part shall be deemed “willful” unless done, or omitted to be done, by Baldwin not in good faith and without reasonable belief that Baldwin action or omission was in the best interest of the Company. Misconduct shall include but not be limited to: a) Baldwin’s conviction of, plea of guilty or nolo contender to a felony of other crime involving fraud, dishonesty or moral turpitude; b) habitual neglect of duties; or c) Baldwin’s appointment as Chairman Emeritus is required to be terminated by an order of a regulatory agency with authority over the Company or its Affiliated Companies.

(e)   “NOTICE OF TERMINATION” shall mean a written notice, which includes the effective Date of Termination and, if delivered by the Chairman of the Board in connection with the Company’s decision to terminate Baldwin’s appointment as Chairman Emeritus of the Company, sets forth in reasonable detail the reason for termination of Baldwin’s appointment.

3.2   TERMINATION BY COMPANY. If the Company terminates Baldwin’s status as Chairman Emeritus and terminates this Agreement during the Term due to any of the reasons set forth in this Section 3.2, this Agreement shall terminate as of Baldwin’s Date of Termination as specified in the Notice of Termination delivered by the Chairman of the Board, and the Company shall make the applicable payment(s) described below in Section 3.2(a) or (b), as applicable:

(a)   EMPLOYEE NON-PERFORMANCE OR MISCONDUCT. The Company may terminate Baldwin at any time for Non-performance or Misconduct. Notwithstanding the foregoing, Baldwin shall not be deemed to have been terminated for Non-performance or Misconduct unless and until there shall have been delivered to Baldwin a copy of a resolution duly adopted by the Board of Directors of the Company finding that in the good faith opinion of the Board of Directors that Baldwin engaged in Non-performance or Misconduct and specifying the particulars thereof in reasonable detail. In the event of the termination of this Agreement pursuant to this Section 3.2(a), Baldwin shall be entitled solely to Baldwin’s accrued but unpaid Retainer, as provided in Section 2.1, for the period ending on the Date of Termination, and such payment shall be a single, lump sum payment and less all applicable withholdings within 60 days after the Date of Termination.

(b)   DEATH OR DISABILITY. This Agreement will terminate automatically upon Baldwin’s death. The Company may terminate Baldwin due to Baldwin’s Disability. In the event of the termination of this Agreement due to Baldwin’s death or Disability, the Retainer set forth in Section 2.1 shall continue to be paid in monthly installments to his estate, or his duly designated beneficiary and the Medical Coverage shall continue to be paid for his surviving spouse in accordance with Section 2.2(d).

3.3   TERMINATION BY EMPLOYEE. Baldwin may resign from his appointment as Chairman Emeritus and terminate this Agreement at any time by delivering a Notice of Termination to the Chairman of the Board. This Agreement shall terminate as of Baldwin’s Date of Termination, and the Retainer set forth in Section 2.1 shall continue to be paid in monthly installments to Baldwin, but any benefits provided pursuant to Section 2.2 shall cease to be provided as of the Date of Termination.

4.	MUTUAL RELEASE

4.1 MUTUAL RELEASE OF ALL CLAIMS.

(a)   Except as stated in the provisions of this Agreement, Baldwin knowingly and voluntarily releases and forever discharges the Company, the Bank, its affiliates, subsidiaries, joint ventures, divisions, successors and assigns, and all of its past, present and future parents, affiliates, subsidiaries, divisions, successors and assigns, and each of their current and former employees, officers, directors, owners, shareholders, representatives, administrators, fiduciaries, agents, insurers, attorneys, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of any such programs) and any other person acting by, through, under, or in concert with any of the aforementioned persons or entities (the “Released Parties”), of and from any and all claims, known and unknown, arising out of Baldwin’s employment or Company-related business dealings with any of the Released Parties which Baldwin, Baldwin’s heirs, executors, administrators, successors, and assigns have, or may have as of the Effective Date against the Released Parties. In the event that the law prohibits a waiver of claims under any statute listed in this Section 4.1, Baldwin hereby acknowledges that Baldwin has no valid claim under those statutes. The claims released or acknowledged not to exist include, but are not limited to, to the maximum extent permitted by law, claims under any federal and/or state Constitution; claims under any federal, state, and/or local common law, including claims sounding in tort and/or contract; claims under any federal, state, and/or local public policy; claims under the Employee Retirement Income Security Act; claims under the Family and Medical Leave Act; claims under the Equal Pay Act: claims for workers’ compensation retaliation and/or discrimination; claims under the Fair Labor Standards Act and/or any other federal, state, and/or local wage payment law; claims for discrimination (including harassment) and/or retaliation under any federal, state, and/or local law, including, without limitation, 42 U.S.C. §§ 1981, 1983 and 1985, 18 U.S.C. § 1514A, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and/or any other federal, state, and/or local law, statute, ordinance, and/or regulation; claims under any and all other federal, state, and/or local laws, statutes, ordinances, regulations, and/or common law, including any Kansas statutes, ordinances, regulations and/or common law; and claims under any practice and/or policy of any Released Party, including, without limitation, any benefit plan of any Released Party except as noted herein.

(b)   The Company, Affiliated Companies, and other Released Parties knowingly and voluntarily release and forever discharge Baldwin, of and from any and all claims, known and unknown, arising out of Baldwin’s employment or Company-related business dealings with any of the Released Parties which the Released Parties have, or may have as of the Effective Date against Baldwin. The Company and other Released Parties acknowledge they have no valid claims against Baldwin. The claims released or acknowledged not to exist include, to the maximum extent permitted by law, claims under any federal and/or state Constitution; claims under any federal, state and/or local common law, including claims sounding in tort and/or contract; claims under any federal, state and/or local public policy; claims under any and all federal, state, and/or local laws, statutes, ordinances, regulations and/or common law including any Kansas statutes, ordinances, regulations and/or common law and/or claims under any practice or policy of any Released Party. With respect to a third-party claim against the Company or any other Released Party, the release set forth in this Section 4.1(b) shall only apply to the extent that such claim is covered by the directors and officers liability insurance policy of the Company or the Bank or the indemnification obligations of the Company or the Bank under their respective organizational documents, and the release set forth in this Section 4.1(b) shall not apply to any other third-party claim.

(c)   Baldwin’s release of claims in this Section 4.1 shall not extend to (i) any future claims for benefits under any qualified retirement plan maintained by the Company, (ii) any future claims for governmental unemployment benefits, (iii) any future claims for workers compensation benefits; (iv) Baldwin’s rights, if any, under the Plan, or CrossFirst Holdings, LLC Unit Appreciation Rights Plan or LLC Equity Incentive Plan, (v) Baldwin’s rights, if any, as an owner of any securities of the Company, or (vi) Baldwin’s right to receive indemnification from the Company under applicable provisions of the law of the State where Baldwin is employed or the articles of organization, articles of incorporation, By Laws or Operating Agreement of the Company or its Affiliated Companies, as the case may be.

4.2   WILL NOT FILE CLAIMS. Baldwin understands and represents that Baldwin intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of all claims known and unknown, suspected or unsuspected, and that Baldwin intends the release set forth herein to be final and complete. Baldwin further agrees that Baldwin will not prosecute or allow to be prosecuted on Baldwin’s behalf, in any administrative agency or court, whether state or federal, or in any arbitration proceeding, any claim or demand of any type related to the matters released above. Baldwin understands that nothing in this Agreement shall preclude Baldwin from filing a charge of discrimination, or participating in an investigation, with the Equal Employment Opportunity Commission or comparable agency. However, Baldwin further agrees that Baldwin cannot and will not seek or accept any personal benefit from the Company, whether in monetary or other form, as part of or related to any proceeding initiated by any other person, agency or other governmental body of the United States or any other jurisdiction.

4.3   ACKNOWLEDGMENT. Baldwin acknowledges that as of the date Baldwin signed this Agreement, Baldwin (a) has not suffered a work-related injury that Baldwin has not properly disclosed to the Company; (b) has been paid in full all wages due and owing to Baldwin for any and all work performed for the Company; (c) has not been sexually harassed, is aware of no claims that would give rise to a claim of sexual harassment and this Agreement and payments hereunder are not a settlement or payments related to sexual harassment; (d) has not exercised any actual or apparent authority by or on behalf of the Company that Baldwin has not specifically disclosed to the Company; (e) to Baldwin’s knowledge, has not entered into any agreements, whether written or otherwise, with any of the Company’s or any Affiliated Company’s employees (current and former) and/or third parties that could legally bind either the Company or the Affiliated Company; and (f) has disclosed to the Company all material facts within Baldwin’s knowledge regarding Baldwin’s employment with the Company, including, without limitation, any and all material acts in which Baldwin has engaged as an agent of the Company, whether acting within the course and scope of that agency and/or Baldwin’s employment, and Baldwin is not aware of any action/inaction Baldwin took/failed to take during Baldwin’s employment with the Company that could give rise to a claim against the Company and/or any other third party. Baldwin further affirms that Baldwin has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

4.4   TIME TO CONSIDER. Baldwin acknowledges that Baldwin received this Agreement on May 10, 2018, Baldwin acknowledges that Baldwin has read this Agreement, understands its terms, and signs the Agreement voluntarily of Baldwin’s own free will, without coercion or duress, and with full understanding of the significance and binding effect of the Agreement. Baldwin is hereby advised to consult with an attorney before signing this Agreement and acknowledges that he has retained the services of Bryan Cave Leighton Paisner BCLP in connection herewith. By execution of this Agreement, Baldwin specifically acknowledges and agrees the Company has allowed Baldwin a period of at least twenty-one (21) days within which to consider this Agreement and seek legal advice, which he has engaged as set forth above. Baldwin acknowledges that Baldwin has a period of seven (7) days after the execution of this Agreement to revoke the same. Baldwin agrees that Baldwin must deliver notification of revocation in writing to the Company within seven (7) days of Baldwin’s execution of this Agreement. This Agreement is effective and enforceable on the eighth (8th) calendar day following the date Baldwin signs, provided Baldwin does not revoke the Agreement as provided in this Section 4.4. Notwithstanding anything to the contrary in this Agreement, no payments, grants, accelerations, extensions, or vesting shall occur under this Agreement until such time as the Agreement has been become effective and enforceable as provided in this Section 4.4.

5.	COVENANTS.

5.1   NONSOLICITATION AND NONCOMPETITION. Baldwin understands and agrees that because of his position with the Company that he has or will acquire or have access to certain information of a confidential and secret nature derived from the operations of the Company’s and its Affiliated Companies’ business. Baldwin further understands and agrees that all correspondence, customer and investor lists and information, loan pricing techniques, underwriting methods, systems and products of the Company are confidential and trade secrets (“Confidential Information”) and the disclosure or unauthorized use of such information would be detrimental to the Company. Baldwin understands and agrees that the nature of the Company’s business is such that if Baldwin were to directly solicit, interfere with, or attempt to interfere with any of the Company’s customer relationships or to directly or indirectly solicit, interfere with, or attempt to interfere with any of the Company’s employees relationships during the Term of this Agreement or during the one (1) year period following the termination of or expiration of the Term of this Agreement, then it would be injurious to the Company. Therefore, in consideration of the compensation and other benefits provided to Baldwin by the Company under this Agreement, Baldwin agrees:

(a)   that, without the prior written consent of the Company, he will not directly or indirectly solicit, interfere with or attempt to interfere with any of the Company’s customer relationships or employee relationships that existed during the Term of this Agreement or during the one (1) year period following the termination of or expiration of the Term of this Agreement;

(b)   Baldwin shall not, without the consent of the Company: i) directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise); or ii) acquire any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that directly or indirectly solicits, interferes with or attempts to interfere with any of the Company’s customer relationships or employee relationships that existed during the Term of this Agreement or during the one (1) year period following the termination of or expiration of the Term of this Agreement in any Metropolitan Statistical Area (as defined from time to time by the U.S. Office of Management and Budget, Bureau of Labor Statistics) in which die Company or its successor owns controlling voting interest in any banking or other financial institution as such banking or other financial institutions are controlled by the Company or its Affiliated Companies at any time during the Term of this Agreement. The limitation upon Baldwin’s ownership of outstanding shares or other units of ownership shall be excluded from this Section 5.1(b), provided such ownership is less than five (5) percent in any publicly-traded bank or financial institution. In addition, the Company agrees that during the Term of this Agreement and thereafter, Baldwin may engage in the following activities and such engagement shall not be a violation of this Section 5.1(b): (I) Baldwin may provide consulting services to non-competing entities, (II) Baldwin may hold director positions on Boards of Directors of non-competing entities, and (III) Baldwin may establish and/or invest in private equity funds that are non-competing entities and only own interests in non-competing entities. A bank, financial institution, or similar company shall be deemed to be a competing entity.

(c)   without the prior written consent of the Company, Baldwin will not solicit, directly or indirectly, actively or inactively, the employees or independent contractors of the Company to become employees or independent contractors of any person, firm, corporation, business, or banking or other financial institution that directly or indirectly competes with the Company or solicits, interferes with, or attempts to interfere with the Company’s customers; and,

(d)   on or before the Date of Termination or the expiration of the Term of this Agreement, Baldwin shall return to Company, all records, lists, compositions, documents and other items which contain, disclose and/or embody any Confidential Information (including, without limitation, all copies, reproductions, summaries and notes of the contents thereof, expressly including all electronically stored data, wherever stored), regardless of the person causing the same to be in such form, and Baldwin will certify that the provisions of this Section 5.1(d) have been complied with.

5.2   NON-DISPARAGEMENT. At all times (whether during the Term or thereafter), Baldwin agrees not to make public statements or communications that disparage the Company, its business, services, products or its Affiliated Companies or its or their current, former or future directors or executive officers, or with respect to any current or former director or executive officer or shareholder of the Company or its Affiliated Companies. At all times (whether during the Term or thereafter), the Company agrees not to make public statements or communications that disparage Baldwin or Cindy Baldwin. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). The Company would not enter into this Agreement except for obtaining the consent of Cindy Baldwin to the terms of this Section 5.2.

5.3   CONFIDENTIALITY. Baldwin shall keep all Confidential Information (including this Agreement and the terms hereof) confidential and Baldwin shall not use or disclose Confidential Information for any purpose other than in connection with his duties under this Agreement. For purposes of this Section 5.3, the term Confidential Information shall not include any information that Baldwin can demonstrate (i) is or becomes generally available to the public other than as a result of unauthorized disclosure by Baldwin, (ii) was or is independently developed by Baldwin without reliance upon or use of information provided by the Company, or (iii) has been or hereafter is obtained by Baldwin from a source not known by Baldwin to be subject to a duty of confidentiality in favor of the Company. For purposes of the preceding sentence, Baldwin is deemed to have knowledge of items that are or would be discoverable upon a reasonable investigation.

5.4   SURVIVAL; FEES. The provisions of Sections 5.1, 5.2, and 5.3 shall survive the termination of this Agreement in accordance with their respective terms. In the event that Baldwin challenges the enforceability of any of the provisions of Sections 5.1, 5.2, and 5.3, Baldwin shall pay all costs and expenses, including attorneys’ fees, incurred by the Company in responding to and otherwise defending such challenge.

5.5   PRESS RELEASE/INVESTOR COMMUNICATIONS. The Company and Baldwin shall cooperate in good faith to prepare mutually agreeable press release and investor communications relating to Baldwin’s appointment as Chairman Emeritus to be communicated by no later than May 16, 2018. Without limiting any other provision of this Agreement, the Company, in its sole discretion and without the approval of Baldwin, shall have the right to communicate, and to determine the terms of the communication, with the employees, officers, and directors of the Company and any Affiliated Company regarding Baldwin’s appointment as Founder and Chairman Emeritus, provided that the Company shall not disparage Baldwin in such communications. Baldwin shall not communicate with any director, officer, or employee of the Company or any Affiliated Company regarding his appointment as Founder or Chairman Emeritus except in a manner that has been approved in advance by the Chairman of the Board.

6.	MISCELLANEOUS

6.1   NOTICES. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (i) when personally delivered, or (ii) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (iii) on the date on which transmitted by email or other electronic means generating a receipt confirming a successful transmission provided that on that same date a copy of such notice is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested), or (iv) on the next business day after the date on which deposited with a regulated public carrier (e.g., Federal Express) designating overnight delivery service with a return receipt requested or equivalent thereof administered by such regulated public carrier, freight prepaid, and addressed in a sealed envelope to the party for whom intended at the address or facsimile number appearing on the signature page of this Agreement (if to the Company to the attention of the Chairman of the Board and if to Baldwin to the attention of Baldwin), or such other address or email, notice of which is given in a manner permitted by this Section 6.1.

6.2   EFFECT ON OTHER REMEDIES. Nothing in this Agreement is intended to preclude, and no provision of this Agreement shall be construed to preclude, the exercise of any other right or remedy which the Company or Baldwin may have by reason of the other’s breach of obligations under this Agreement.

6.3   BINDING ON SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto, as well as their respective heirs, successors, assigns, and personal representatives. Notwithstanding the foregoing, Baldwin shall not assign or otherwise transfer this Agreement or any rights or obligations under this Agreement.

6.4   GOVERNING LAW, JURISDICTION AND VENUE. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Kansas, without regard to conflict of law principles. Each party consents to the jurisdiction of the courts of the State of Kansas as the exclusive jurisdiction for the purposes of construing or enforcing this Agreement and the venue of the District Court of the State of Kansas in Johnson, County, Kansas and that any dispute relating to this Agreement shall be brought in the District Court of the State of Kansas in Johnson, County, Kansas.

6.5   SEVERABILITY. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

6.6   COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be one and the same instrument, binding on all the signatories.

6.7   FURTHER ASSURANCES. Each party agrees, upon the request of another party, to make, execute, and deliver, and to take such additional steps as may be necessary to effectuate the purposes of this Agreement.

6.8   BOOKS AND RECORDS. Subject to KSA 17-17-6510, Baldwin shall not have access to the books and records of the Company or any Affiliated Company during the Term or thereafter.

6.9   ENTIRE AGREEMENT; AMENDMENT. This Agreement (a) represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, including, without limitation, the Prior Agreement and (b) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

6.10   TAXES.

(a)   Anything to the contrary notwithstanding, all payments made by the Company to Baldwin or Baldwin’s estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. Baldwin will be solely liable and responsible for the payment of taxes arising as a result of any payment hereunder including without limitation any unexpected or adverse tax consequence.

(b)   This Agreement is intended to comply with the requirements of Code Section 409A (“Section 409A”). Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or regulations thereunder.

(c)   The Company and Baldwin agree that, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts.

(d)   Notwithstanding anything to the contrary in this Agreement, all reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

The parties hereto have executed this Agreement, effective as of the Effective Date.

[Signatures appear on the following page]

Signature Page for Chairman Emeritus Agreement

COMPANY:		EMPLOYEE:
CrossFirst Bankshares, Inc.

Name:	George Jones	Name:	Ron Baldwin

Signature	/s/ George Jones	Signature

Address:
Title:	Chairman of the Board of Directors

Address:	11440 Tomahawk Creek Pkwy	Phone:
Leawood, Kansas 66211

E-mail	George@crossfirst.com	E-mail:
Phone:
Date:	May 11, 2018	Date:	May __, 2018

Signature Page for Chairman Emeritus Agreement

COMPANY:		EMPLOYEE:
CrossFirst Bankshares, Inc.

Name:	George Jones	Name:	Ron Baldwin

Signature		Signature	/s/ Ron Baldwin

Address:
Title:	Chairman of the Board of Directors

Address:	11440 Tomahawk Creek Pkwy	Phone:
Leawood, Kansas 66211

E-mail	George@crossfirst.com	E-mail:
Phone:
Date:	May __, 2018	Date:	May 11, 2018

Consent of Cindy Baldwin

The undersigned hereby consents and agrees as follows pursuant to Section 5.2 of the foregoing Chairman Emeritus Agreement:

At all times (whether during the Term or thereafter), she agrees not to make public statements or communications that disparage the Company, its business, services, products or its Affiliated Companies or its or their current, former or future directors or executive officers, or with respect to any current or former director or executive officer or shareholder of the Company or its Affiliated Companies. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

Capitalized terms used but not defined herein shall have the meanings set forth in the foregoing Chairman Emeritus Agreement.

/s/ Cindy Baldwin
CINDY BALDWIN

Schedule 1

●	2015 Equity Incentive Plan grant of January 21,2016 – 14,545 target shares

●	2015 Equity Incentive Plan grant of January 26, 2017–12,450 target shares

●	2018 EIP Grant –10,145 target shares

●	Warrant No. 1 – option to purchase 10,000 units at $10.00

●	Warrant No. 2 – option to purchase 40,000 units at $10.00

●	Warrant No. 17 – option to purchase 6,750 units at $10.00

●	Stock Appreciation Rights Grant 1 – 12,858 shares remaining, granted at $10.00

●	Stock Appreciation Rights Grant 15 – 28,571 shares remaining, granted at $12.50

●	Stock Appreciation Rights Grant 30 – 30,667 shares, granted at $15.00

●	Stock Appreciation Rights Grant 52 – 17,142 shares, granted at $15.00

●	Stock Appreciation Rights Grant 53 – 11,429 shares, granted at $15.00